EXHIBIT 23.1

                              Accountants' Consent



The Board of Directors
CryoLife, Inc.



We consent to incorporation by reference in the registration statements (Nos. 33-83996, 33- 84048, 333-03513 and 333-06141) on Form S-8 and registration statement (No. 333-16581) on Form S-3 of CryoLife, Inc. of our reports dated February 14, 1996, relating to the consolidated balance sheet of CryoLife, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows and related schedule for each of the years, in the two-year period ended December 31, 1995, which reports appear in the December 31, 1996 annual report on Form 10-K of CryoLife, Inc.



                                                     KPMG PEAT MARWICK LLP
                                                     KPMG PEAT MARWICK LLP


Atlanta, Georgia
March 28, 1997